Exhibit 4.15

ACCOUNT AGREEMENT
BETWEEN TELEFÓNICA DE ARGENTINA S.A. AND TELFISA GLOBAL B.V.

 Madrid, 28 de Julio de 2008.

(1)
Alfredo Javier Aleix Argüelles and Carlos David Maroto Sobrado representing TELFISA GLOBAL BV., a company incorporated under the law of the Netherlands, having its statutory seat in Amsterdam and registered office at Strawinskylaan 665, 1077 XX Amsterdam, The Netherlands, and who has authority to execute this Agreement;

and

(2)
Juan Cristóbal D’Ambrosio and Alejandro Pinedo representing TELEFÓNICA DE ARGENTINA S.A., whose head office is registered at Avda, Ingeniero Huergo 723, Planta Baja, Ciudad de Buenos Aires, Argentina, and who has authority to execute this Agreement;

RECITALS

I. -
TELFISA GLOBAL B.V. and TELEFÓNICA DE ARGENTINA S.A. are subsidiaries of TELEFÓNICA, S.A., whose head office is registered at Gran Via 28, Madrid, Spain and who holds directly or indirectly the majority stake of these companies.

II. -
In order to optimise the use of its economic resources and within an integrated management of the treasury and finance of TELEFÓNICA S.A.’s group of subsidiaries (hereinafter the Group or the Group Companies, each separately the Group Company), the parties agree to sign this Agreement through which the aforementioned integrated management is structured.

III. -
In accordance with the above and without prejudice that another more appropriate agreement for the management of the Group’s treasury and finance may be entered into in the future, the parties sign this Agreement and agree to the following:

1.	PURPOSE OF THE AGREEMENT

1.1
TELFISA GLOBAL BV and TELEFÓNICA DE ARGENTINA S.A. agree to set up an account system (the "Account") in which all money placed by TELFISA GLOBAL B.V. to TELEFÓNICA DE ARGENTINA S.A. and vice versa (the "Placements") will be recorded.

1.2           The Placements can be in US dollars.

1.3.
Additionally, TELFISA GLOBAL, B.V. and TELEFÓNICA DE ARGENTINA S.A. agree that TELFISA GLOBAL, B.V. will manage the following selected areas of TELEFÓNICA DE ARGENTINA S.A.’s and any other Group Companies treasury activities. For that purpose, TELFISA GLOBAL B.V. shall be entitled, and is authorized by TELEFÓNICA DE ARGENTINA S.A., to, inter alia:

-	Redistribute any balance recorded against and in favour of TELEFÓNICA DE ARGENTINA S.A.

-	Obtain capital to finance TELEFÓNICA DE ARGENTINA S.A.’s working capital from parties within or outside the Group.

-
Decide on the method to be applied to the management of the balance recorded in the Account against or in favour of TELEFÓNICA DE ARGENTINA S.A. to the extent such method is in compliance with the terms and the spirit of this Agreement.

-	Take any other actions considered necessary to achieve the fulfilment of this Agreement.

-	Use any balance recorded in favour of TELEFÓNICA DE ARGENTINA S.A. in short term investments.

2           ACCOUNT

Any Placements made by TELFISA GLOBAL B.V. to TELEFÓNICA DE ARGENTINA S.A. or by TELEFÓNICA DE ARGENTINA S.A. to TELFISA GLOBAL B.V. will be recorded in the Account made pursuant to Clause 1.2 above. Balances in the account will be made available on the drawdown date provided that TELEFÓNICA DE ARGENTINA S.A. has received one (1) Business Day prior the proposed drawdown date a duly completed and signed “Advance Notice Form” from TELFISA GLOBAL B.V., or TELFISA GLOBAL B.V. has received one (1) Business Days prior the proposed repayment date a duly completed and signed   “Repayment Notice Form” from TELEFÓNICA DE ARGENTINA S.A.

3           LIMITS IN THE ACCOUNT

3.1	The daily debit balance recorded against TELEFÓNICA DE ARGENTINA S.A. in the Account shall not exceed USD 1,000 (US Dollars One Thousand).

3.2	An extract of the balance of the Account will be obtained daily to ensure that TELEFÓNICA DE ARGENTINA S.A. complies with Clause 3.1 above.

3.3	The limit set out in Clause 3.1 may be amended if both parties agree to such amendment in writing.

3.4
Should TELEFÓNICA DE ARGENTINA S.A. exceed the limit imposed on the Account pursuant to Clause 3.1 or 3.3 above, TELEFÓNICA DE ARGENTINA S.A. authorises TELFISA GLOBAL B.V. to apply all payments which according to clause 1.3 TELEFÓNICA DE ARGENTINA S.A. receives from other companies in the Group to reduce the amount daily owed by TELEFÓNICA DE ARGENTINA S.A. to TELFISA GLOBAL B.V.

3.5.
TELFISA GLOBAL B.V. hereby agrees that any amount collected from TELEFÓNICA DE ARGENTINA S.A. shall be placed in TELEFÓNICA, S.A., or in any other subsidiary, or any holding thereto, with respect to which TELFISA GLOBAL B.V. has a deposit for the same amount or higher which can be set off. In case TELFISA GLOBAL B.V. decides to make any other placement, it shall so notify TELEFÓNICA DE ARGENTINA S.A. 2 (two) business days in advance so that TELEFÓNICA DE ARGENTINA S.A. can decide to recover any balance of the account on its favour. TELFISA GLOBAL B.V. undertakes to furnish TELEFÓNICA DE ARGENTINA S.A. with a copy of any financial statement within 10 (ten) business days as from each issuance date.

4.           INTEREST RATE

4.1
The Account, until it is closed or this Agreement is terminated in accordance with Clauses 8 and 9 hereof, will accrue interest for each corresponding Interest Period (as defined in Clause 6 below in accordance with the following rate:

a)
Balances in favour of TELFISA GLOBAL B.V.: the interest rate applicable (the "Applicable Interest Rate") shall be the Reference Interest Rate (as defined in Clause 5 below) plus a margin of 4 bp (according to the usual market practice), in accordance with arms length principle.

b)
Balances in favour of TELEFÓNICA DE ARGENTINA S.A.: the Applicable Interest Rate shall be the Reference Interest Rate plus a margin of 4 bp (according to the usual market practice), in accordance with arms length principle.

4.2	For each Interest Period the Applicable Interest Rate will be applied to the balance recorded in the Account counting all natural days elapsed, and using, as basis, a year of 360 days.

4.3
The Applicable Interest Rate to be applied for each Interest Period will be established by TELFISA GLOBAL B.V. on the business day prior to the beginning of the corresponding Interest Period, in accordance with Clauses 4 and 5 of this Agreement.

5.	REFERENCE INTEREST RATE

The reference interest rate (the "Reference Interest Rate") for each Interest Period will be “1 Month Libor USD” defined as: “One month USD Libor rate reflected on the Reuters screen “LIBOR01” at 11 a.m. two business days prior to the beginning of the next Interest Period”.

6.	INTEREST PERIOD, ACCRUAL AND SETTLEMENT OF INTEREST

6.1
Solely in order to establish the Applicable Interest Rate, the duration period of the Agreement will be divided into interest periods (each an "Interest Period") of one month each, which shall begin on the first day of each month and end on the last day of each month except for the first of such Interest Periods which will start on the date of this Agreement and end on the last day of the corresponding month.

6.2	The balances in favour of TELEFÓNICA DE ARGENTINA S.A. or TELFISA GLOBAL B.V. recorded in the Account will accrue interest on a daily basis at the Applicable Interest Rate.

6.3
On a monthly basis, and coinciding with the closing of each month, the Account will be settled and the accrued interest for the month will be calculated, in accordance with Clauses 4 and 5. The resulting amount will be then registered in the Account as the starting item of the new Interest Period.

7.	DURATION AND MATURITY

This Agreement will continue in force from the date hereof to 31/12/09.

On termination of the Agreement, the final closing and settlement of the Account will be executed, at which time TELFISA GLOBAL B.V. will have to pay the TELEFÓNICA DE ARGENTINA S.A. the resulting amount referred in clause 12 in favour of the TELEFÓNICA DE ARGENTINA S.A. and TELEFÓNICA DE ARGENTINA S.A. will have to pay TELFISA GLOBAL B.V. the resulting amount referred in clause 11 in favour of TELFISA GLOBAL B.V. within 5 (five) days from the date on which the Account is closed, plus accrued interest up to the date of termination of the Agreement; the contractual relationship between the parties pursuant to this Agreement will only terminate once such payment has been made.

8.	ACCELERATION AND CANCELLATION

The parties agree that this Agreement will automatically terminate should TELEFÓNICA, S.A. lose the management of and/or control of TELFISA GLOBAL B.V. and/or TELEFÓNICA DE ARGENTINA S.A. Should this occur, any Placements provided under this agreement becomes due and payable and the Account will be closed and settled following the procedure set out in Clause 7 above; Clause 10 shall not apply.

This Agreement can also be terminated with the mutual consent of both parties. In this case, the final closing and settlement of the Account will be executed in a manner agreed upon by the parties.

This Agreement can also be terminated by either party with immediate effect in case that one of the following events occurs:

a)
TELEFÓNICA DE ARGENTINA S.A. or TELFISA GLOBAL B.V. fails to pay any sum when due hereunder or to comply promptly with any other term hereof; provided however, that the party breaching this obligation does not remedy the breach after the written request of the other party to do so within 20 (twenty) business days upon such request;

b)	TELEFÓNICA DE ARGENTINA S.A. or TELFISA GLOBAL B.V. announce or admit in writing its inability to pay its debts as the mature, and/or;

c)
Any liquidator, trustee in bankruptcy, judicial custodian, complulsory manager receiver, administrative receiver or the like is appointed in respect of TELEFÓNICA DE ARGENTINA S.A. or TELFISA GLOBAL, B.V.

Should this Agreement be terminated based in sections (a, b and c) above, the final closing and settlement of the Account will be executed following the procedure set out in Clause 7 above. Such settlement shall include any amount owed, as damage or losses, by the infringing party. If any amount owed by one party to the other because of the termination of the Agreement is not paid within the period established in Clause 7, such amount will accrue interest at the Penalty Interest Rate set out in Clause 9, until the moment the owed amounts are fully paid.

9.	PENALTY INTERESTS

Any amounts owed by TELFISA GLOBAL B.V. or TELEFÓNICA DE ARGENTINA S.A. which are not settled when due, will accrue interest, at the Interest Rate increased by 2 (two) percentage points, until the moment the owed amounts are fully paid (the “Penalty Interest Rate”).

10.	ALLOCATION OF PAYMENTS

Any payment made by TELFISA GLOBAL B.V. or TELEFÓNICA DE ARGENTINA S.A. in compliance with this Agreement will be allocated in the following order:

1.	Expenses and commissions (should these exist).

2.	Penalty Interest Rate (should any be outstanding).

3.	Accrued interest.

4.	Principal.

11.	CALCULATION AND SETTLEMENT OF DEBT

Should TELEFÓNICA DE ARGENTINA S.A. or TELFISA GLOBAL B.V. initiate the procedure to retrieve the principal, interest and any other expenses it is owed, the parties agree that the procedure to settle the outstanding debt will be carried out by TELFISA GLOBAL B.V. who shall issue the corresponding certificate stating the balance recorded in favour of TELEFÓNICA DE ARGENTINA S.A. or in its favour in the Account.

This certificate must be prepared in a manner agreed upon by the parties.

12.	SET OFF

In case the final closing balance of the Account is due and payable, any party may set off  such balance of the Account that is in favour of the other party, against any part of the present and future obligations of the other party to such party (the Obligations), including without limitation any conditional or contingent Obligations, whatever their nature irrespective of the currency in which the final closing balance and Obligations are denominated. In case of conditional or contingent Obligations, the balance of the Account will be set off when such obligations are due and payable.

13.           NOTIFICATIONS

Any notifications, summons or communications that may take place pursuant to this Agreement, must be made in writing, in order to be valid and effective, to the following addresses of the parties:

TELFISA GLOBAL B.V.
Attn. Alfredo Aleix Argüelles/Julio Sola
Strawinskylaan 1665; tower D; 6th floor
1077 XX Amsterdam - The Netherlands
Tel: +31 20 575 2200 (01)
Fax: +31 20 575 3373

TELEFÓNICA DE ARGENTINA S.A.
ATN. Juan D’Ambrosio / Miguel Dilernia
Av. Ingeniero Huergo 723, Piso 5° (1107) Capital Federal -  Argentina
Tel.: +54 1 4332 3848
Fax:  +54 1 4325 1920

Any amendment to the addresses of the parties as they appear in this Agreement shall be communicated to the parties in writing.

14.           TAXES

14.1	Any taxes that may arise as a result of the execution or resolution of this Agreement will be covered by the parties as stated by the relevant law.

15.	ASSIGNMENT

None of the parties shall, without the prior written consent of the other party, be entitled to assign, transfer or novate all or any part of its rights or obligations or both hereunder.

16.	LAW AND JURISDICTION

Dutch law governs this Agreement. The parties submit to the exclusive jurisdiction of the relevant court in Amsterdam should any actions or summons arise in relation to this Agreement.

17.	ADJUSTMENT AND SEVERABILITY

17.1
The parties are aware that jurisprudence on cash-management systems is continuously evolving. The parties shall, whenever and as often as reasonably requested by either party, negotiate in good faith any adjustments and execute all further acts as are necessary or appropriate in order to ensure the purpose of this Agreement.

17.2
Should any provision of this Agreement be deemed or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remainder hereof. The parties hereby agree to replace any invalid, ineffective, or unenforceable provision by a provision, negotiated in good faith, that achieves as closely as possible the original commercial intention of the parties. The same shall apply to omissions.